UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
   REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 333-57099

                            WKI HOLDING COMPANY, INC.
             (Exact name of registrant as specified in its charter)

                                 ONE PYREX PLACE
                                  P.O. BOX 1555
                          ELMIRA, NEW YORK  14902-1555
                                 (607) 377-8000

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               9 5/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2008
            (Title of each class of securities covered by this Form)

                                      NONE
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [ ]          Rule 12h-3(b)(1)(i)        [ ]
     Rule 12g-4(a)(1)(ii)      [ ]          Rule 12h-3(b)(1)(ii)       [ ]
     Rule 12g-4(a)(2)(i)       [ ]          Rule 12h-3(b)(2)(i)        [ ]
     Rule 12g-4(a)(2)(ii)      [ ]          Rule 12h-3(b)(2)(ii)       [ ]
                                            Rule 15d-6                 [X]

     Approximate number of holders of record as of the certification or notice date: 20

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  August 6, 2002

                                                  By:  /s/  Raymond J. Kulla
                                                     --------------------------
                                                     Raymond J. Kulla
                                                     Vice President and
                                                       General Counsel